Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, of MeetMe, Inc. of our report dated March 13, 2012, on the consolidated financial statements of Quepasa Corporation and Subsidiaries (n.k.a. MeetMe, Inc.) for the years ended December 31, 2011 and 2010, included in Form 10-K filed on March 14, 2012.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
June 15, 2012